DAVIS & COMPANY
             Barristers & Solicitors - Patent and Trademark Agents
                                Established 1892

RODNEY A.  SNOW                                                     YUKON OFFICE
Direct Line (867) 393-5105                              Telephone (867) 393-5100
Direct Fax (867) 667-2669                               Facsimile (867) 667-2669
E-Mail rod_snow@davis.ca                                    Website www.davis.ca
File No. 44133-00001

December 20, 2001


Sonus Corp.
Board of Directors

Re: Sonus Corp. - Registration Statement on Form S-8

Gentlemen:

     We have acted as Yukon counsel for Sonus Corp. ("Sonus"), a corporation duly continued under the Business Corporations Act (Yukon) in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"). The Registration Statement will be filed by Sonus with the Securities and Exchange Commission on or about December 26, 2001, for the purpose of registering under the Securities Act of 1933, as amended, 2,200,000 additional common shares of Sonus without par value ("Additional Shares"). The Additional Shares will be issued under the Sonus Second Amended and Restated Stock Award Plan, as amended (the "Award Plan") which authorizes the directors to grant stock options ("Options") and reserve for issuance common shares without par value ("Option Shares").

     In our capacity as Yukon counsel for Sonus, we have reviewed and examined the articles and bylaws of Sonus and applicable resolutions and minutes of meetings of directors and shareholders contained in its corporate minute book since August 1, 1999. For purposes of this opinion, we have assumed such minute book is complete and accurate in all material respects. In addition, we have reviewed all such other documents and have made such further investigations as we have considered appropriate and necessary in order to enable us to give the opinions expressed herein and have made such examinations of law as we have deemed appropriate for the purposes of giving the opinions expressed herein.

     As to all questions of fact, we have relied upon a certificate of the secretary of Sonus (the "Certificate"), a copy of which is attached hereto. We have relied exclusively on this Certificate in expressing our opinion in paragraph 2 below on matters relating to the number of Options exercised, the number of Option Shares reserved for issuance, the number of Options currently issued and outstanding, and the issuance of such outstanding options being in accordance with the terms of the Award Plan.

     We are solicitors, qualified to carry on the practice of law in the Yukon Territory, and we express no opinion as to matters that are not governed by the laws of the Yukon Territory or the federal laws of Canada applicable therein. In particular, we express no opinion as to any matters involving the federal or state laws of the United States.

     Based upon the foregoing, it is our opinion that:

     1. The Award Plan has been duly adopted and approved by all necessary corporate action on the part of Sonus, including approval by the board of directors and shareholders of Sonus; provided that the adoption of three amendments of the Award Plan by the board of directors on May 21, August 3, and October 4, 2001, to authorize the issuance of a total of 2,000,000 additional Option Shares under the Award Plan, is subject to ratification by the shareholders at their annual meeting;

     2. A total of 4,500,000 Option Shares have been duly authorized and reserved for issuance in accordance with the terms of the Award Plan (subject to the approval by the shareholders of amendment of the Award Plan to increase the number of shares authorized for issuance thereunder by 2,000,000 shares), of which 2,400 Option Shares have been issued pursuant to the exercise of Options granted under the Award Plan, 4,233,000 Option Shares are reserved for issuance pursuant to currently outstanding Options that were granted in accordance with the terms of the Award Plan, and 264,600 Option Shares are reserved for issuance pursuant to Options to be granted under the Award Plan; and

     3. When the Options have been duly exercised and the Option Shares have been duly delivered against payment to Sonus pursuant to the terms of the Award Plan, the Option Shares will be validly issued, fully paid, and non-assessable (subject to the approval by the shareholders of amendment of the Award Plan to increase the number of Option Shares authorized for issuance thereunder to 4,500,000).

     We hereby consent to the use of this opinion in the Registration Statement and in any amendments thereof.

Yours truly,
/s/ DAVIS & COMPANY

                             CERTIFICATE

TO:   DAVIS & COMPANY
      Barristers & Solicitors

Re: Sonus Corp: Registration Statement on Form S-8 ("Form S-8") to register shares issuable upon exercise of outstanding stock options

     I, Brian S. Thompson, Secretary of Sonus Corp. ("Sonus") DO HEREBY CERTIFY in my capacity as such and not in my personal capacity, that:

     1. The corporate minute book of Sonus located at the Sonus records office is complete and accurate in all material respects and all minutes of the meetings and/or resolutions of the shareholders and directors of Sonus are recorded therein.

     2. The Sonus Second Amended and Restated Stock Award Plan, as amended (the "Award Plan"), has been authorized and approved by the shareholders of Sonus and the board of directors of Sonus and 4,500,000 common shares ("Option Shares") have been reserved for issuance thereunder (subject to the approval by the shareholders at the annual shareholders meeting to be held in January 2002 of amendment of the Award Plan to increase the number of shares authorized for issuance thereunder by 2,000,000 shares), of which 2,400 Option Shares have been issued pursuant to the exercise of Options granted under the Award Plan, 4,233,000 Option Shares are reserved for issuance pursuant to currently outstanding Options that were granted in accordance with the terms of the Award Plan, and 264,600 Option Shares are reserved for issuance pursuant to Options to be granted under the Award Plan.. All outstanding stock options have been granted in accordance with the terms of the Award Plan.

THIS CERTIFICATE is delivered to you in order to confirm certain facts to enable you to render your legal opinion respecting the registration of common shares on Form S-8 with the Securities and Exchange Commission and, in that regard, you and the Securities and Exchange Commission are entitled to rely upon same.

DATED at the City of Portland, in the State of Oregon, this 20th day of December, 2001.

      /s/ Brian S. Thompson
      ----------------------------
      Brian S. Thompson, Secretary